EXHIBIT 2(a)

LAND CONTRACT

          THIS CONTRACT, made this 29 day of June, 2000, between The Colonel's Inc., hereinafter referred to as the "Seller," whose address is 951 Aiken, Owosso, MI 48867, and Bravo Enterprises, L.L.C. a hereinafter referred to as the "Purchaser," whose address is 2280 W. Grand River Rd, Howell, MI. 48843.

Witnesseth:

1.          THE SELLER AGREES AS FOLLOWS:

          (A)          To sell and convey to the Purchasers land in the Township of Raisin, Lenawee County, Michigan, described as:

                    See attached legal description on Exhibit 1.

                    150 acres, more or less, and buildings

                    Commonly known as: 5550 Occidental Highway, Tecumseh, MI

together with all hereditament, fixtures, improvements and appurtenances attached to or appertaining thereto and subject to all applicable building and use restrictions, and easements, if any, affecting the premises.

          (B)          That the consideration for the sale of the above described premises to the Purchasers is Six Million Three Hundred Thousand Dollars ($6,300,000.00), of which the sum of One Hundred Thousand Dollars ($100,000.00) has hereto been paid to the Seller, the receipt of which is hereby acknowledged, Nine Hundred Thousand Dollars ($900,000.00) shall be paid on or before July 5, 2000; and the balance of Five Million Three Hundred Thousand Dollars ($5,300,000.00) is to be

paid to Seller, with interest on any part thereof at any time unpaid at the rate of eleven percent (11%) per annum. This balance of purchase money and interest shall be paid in monthly installments of ($60,239.64) each, or more at Purchasers option on the first day of each month, beginning August 1, 2000, said payments to be applied first upon interest and the balance on principal: PROVIDED, the entire purchase money and interest shall be fully paid within one year from the date hereof. However, Purchaser may extend the term of the Land Contract for an additional year upon payment to Seller of the sum of $250,000.00, As well, should Purchaser pay the outstanding balance within 30 days after Closing, the purchase price shall be discounted by ($300,000.00) Three Hundred Thousand Dollars. This Land Contract may be satisfied in whole or in part without a prepayment penalty.

          (C)          Upon receiving payment in full of all sums owing herein, less the amount then due on any existing mortgage or mortgages, and the surrender of the duplicate of this contract, Seller shall execute and deliver to the Purchasers or the Purchasers's assigns, a good and sufficient Warranty Deed conveying title to said land, subject to aforesaid restrictions and easements, and free from all other encumbrances, except such as may be herein set forth, and except such encumbrances as shall have accrued or attached since the date hereof through the acts or omissions of persons other than the Seller or his assigns.

          (D)          Seller shall deliver to Purchasers as evidence of title a Policy of Title Insurance insuring Purchasers the effective date of the policy to be approximately the date of this Contract.

2.          THE Purchasers AGREES AS FOLLOWS:

          (A)          To purchase said land and pay the Seller the sum aforesaid, with the interest thereon as above provided.

          (B)          To use, maintain and occupy said premises in accordance with any and all restrictions thereon.

          (C)          To keep the premises in accordance with all police, sanitary and other regulations imposed by any governmental authority.

          (D)          To pay all taxes and assessments hereafter levied on said premises before any penalty for non-payment attaches thereto and submit receipts to Seller upon payment, as evidence of payment thereof; also at all times to keep the buildings now or hereafter on the premises insured against loss and damage, in manner and to an amount approved by the Seller naming Seller as loss payee, and to deliver the policies as issued to the Seller with the premiums fully paid.

          (E)          Purchasers has examined a Title Insurance Commitment dated June 28, 2000 covering the above described premises, and is satisfied with the marketability of the title shown thereby, and has examined the above described premises and is satisfied with the physical condition of any structures thereon.

          (F)          To keep and maintain the premises and the buildings thereon in as good condition as they are at the date hereof, reasonable wear and tear excepted, and not to commit waste, remove or demolish any improvements thereon, or otherwise diminish the value of the Seller's security, without the written consent of the Seller.

          (G)          To keep the buildings now or hereafter on the premises insured against loss and damage, in a manner and to an amount approved by the Seller, and naming the Seller as a loss payee.

3.          THE SELLER AND Purchasers MUTUALLY AGREE AS FOLLOWS:

          (A)          Seller shall not sell, assign, mortgage or encumber title to the Premises pending payment under the terms of this Land Contract.

          (B)          That if default is made by the Purchasers in the payment of any taxes, assessments or insurance premiums, or in the payment of the sums provided for the Paragraph 2, or in the delivery of any policy as hereinbefore provided, the Seller may pay such taxes or premiums or procure such insurance and pay the premium or premiums thereon, and any sum or sums so paid shall be a further lien on the land and premises, payable by the Purchasers to the Seller forthwith with interest at the rate as set forth in Paragraph l(b) hereof

          (C)          No assignment or conveyance by the Purchasers shall create any liability whatsoever against the Seller until a duplicate thereof, duly witnessed and acknowledged, together with the residence address of such assignee, shall be delivered to the Seller. Purchasers' liability hereunder shall not be released or affected in any way delivery of such assignment, or by Seller's endorsement of receipt and/or acceptance thereon.

          (D)          The Purchasers shall have the right to possession of the premises from and after the date hereof, unless otherwise herein provided, and be entitled to retain possession thereof only so long as there is no default on his part in carrying out the terms and conditions hereof. In the event the premises hereinabove described are vacant or unimproved, the Purchasers shall be deemed to be in constructive possession only, which possessory right shall cease and terminate after service of a notice of forfeiture of this contract. Erection of signs by Purchasers on vacant or unimproved property shall not constitute actual by him.

          (E)          If the Purchasers shall fail to perform this contract or any part thereof, the Seller immediately after such default shall have the right to declare the same forfeited and void, and retain whatever may have been paid hereon, and all improvements that may have been made upon the premises, together with additions and accretions thereto, and consider and treat the Purchasers as his tenant holding over without permission and may take immediate possession of the premises, and the Purchasers and each and every other occupant remove and putout. In all cases where a notice of forfeiture is relied upon by the Seller to terminate rights hereunder, such notice shall specify all unpaid all unpaid moneys and other breaches of this contract and shall declare forfeiture of this contract effective in fifteen days after service unless such money is paid and any other breaches of this contract and shall declare forfeiture of this contract effective in fifteen days after service unless such money is paid and any other breaches of this contract are cured within that time.

          (F)          If default is made by the Purchasers and such default continues for a period of forty-five days or more, and the Seller desires to foreclose this contract in equity, then the Seller shall have his option the right to declare the entire unpaid balance hereunder to be due and payable forthwith, notwithstanding anything herein contained to the contrary.

          (G)          The parties incorporate by reference all representations and warranties set forth in the Real Estate Purchase Agreement by and between the parties, dated June 6, 2000.

          (H)          Time shall be deemed to be of the essence of this contract.

          (I)          The corporate parties hereto represent themselves to be valid existing corporations with their charters in full force and effect.

          (J)          Any declarations, notices or papers necessary or proper to terminate, accelerate or enforce this contract shall be presumed conclusively to have been served upon the Purchasers if such instrument is enclosed in an envelope with first class postage fully prepaid, if said is addressed to the Purchasers at the address set forth in the heading of this contract or at the latest other address which may have been specified by the Purchasers and receipted for in writing by the Seller, and if said envelope is deposited in a United States Post Office Box.

          In Witness Whereof, the parties hereto have executed this contract in duplicate the day and year first above written.

WITNESSED: /s/Ted M. Gans /s/Thomas Lindahl	The Colonel's Inc. By: /s/Donald J. Williamson Its: Chairman Bravo Enterprises, L.L.C. By:/s/Thomas Anderson

STATE OF MICHIGAN COUNTY OF OAKLAND	) ) SS )

          The foregoing instrument was acknowledged before me this 29th day of June, 2000 by Donald J. Williamson, President of The Colonel's Inc.

/s/Ted M. Gans Notary Public In the County of Oakland My Commission expires: December 29, 2000

STATE OF MICHIGAN COUNTY OF OAKLAND	) ) SS )

          The foregoing instrument was acknowledged before me this 29th day of June, 2000 by Thomas Anderson, Manager of Bravo Enterprises, L.L.C.

/s/Ted M. Gans Notary Public In the County of Oakland My Commission expires: December 29, 2000